Exhibit 10.5

ICOS CORPORATION

RETENTION, SALE AND SPECIAL RECOGNITION BONUS PLAN

(Effective as of October 16, 2006)

1. Purpose. The purposes of this ICOS Corporation Retention, Sale and Special Recognition Bonus Plan (the “Plan”) are (i) to reinforce and encourage the continued attention and dedication of certain key employees of ICOS Corporation, a Washington corporation (the “Company”), (ii) to help incentivize such individuals to remain in the employ of the Company or its successor in order to provide transition assistance for a period of time following a “Change in Control” (as defined below), (iii) to reward such individuals for their efforts to ensure the increased performance of the Company and/or delivering significant value to shareholders in a transaction constituting a Change in Control and (iv) to compensate such individuals for compensation and benefits forgone, subject to certain terms and conditions.

2. Definitions. Wherever the following terms (in addition to the defined terms set forth above) are used in the Plan they shall have the meanings specified, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Announcement” means the initial public announcement by the Company of a Change in Control.

2.2 “Award” shall mean a Retention Bonus, a Sale Bonus or a Special Recognition Bonus.

2.3 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.4 “Change in Control” shall mean the first occurrence of any one or more of the following events that occur on or after the Effective Date:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(d) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2.3(d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(i) A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(ii) A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

(iii) The Company; or

(e) Shareholder approval of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. For purposes of Section 2.3(a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of Section 2.3(d) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders In no event shall there occur more than one Change in Control for purposes of the Plan.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Compensation Committee” shall mean the Compensation Committee of the Board, as constituted from time to time.

2.7 “Good Reason” shall mean the occurrence of any one or more of the following (without the Participant’s express written consent which specifically references the Plan) which, in the case of a Retention Bonus, occurs on or after the effective date of a Change in Control and, in the case of a Sale Bonus or Special Recognition Bonus, occurs on or after the date such Sale Bonus or Special Recognition Bonus is approved by the Administrator:

(a) a material and substantial diminution in the nature or status of the Participant’s position, authority, title, reporting relationships, duties or responsibilities, in each case as in effect immediately prior to the Announcement or any other action by the Company or a successor entity which results in such a material and substantial diminution, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company or successor entity within thirty days after receipt of notice thereof given by the Participant;

(b) one or more reductions in the Participant’s “total compensation,” which is defined as follows:

(i) any reduction in the Participant’s base salary, except for across-the-board base salary reductions similarly affecting all management personnel of the Company and all management personnel of the “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in control of the Company; or

(ii) any reduction in the Participant’s target annual bonus percentage of base salary;

(c) the failure to grant to the Participant stock options, stock units, performance shares, or other equity-based compensation during each twelve (12) month period following the Change in Control having a substantially similar value in the aggregate as those rights granted to the Participant on an annualized average basis, and having all other material terms (including vesting requirements) at least as favorable to the Participant, as those rights granted to him or her during the three-year period immediately prior to the Change in Control;

(d) the delivery of notification to the Participant that his or her principal place of work will be relocated by a distance of 35 miles or more;

(e) the Company’s failure to continue to provide the Participant with benefits substantially similar in the aggregate to those enjoyed by the Participant under any of the Company’s life insurance, medical, health and accident, disability, pension, retirement, or other welfare benefit plans in which the Participant and his or her eligible family members were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of his or her years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(f) the material breach by the Company or by its successor entity of any material obligation owed to Participant under the Plan or any other written compensation agreement with the Participant.

Before “Good Reason” has been deemed to have occurred, the Participant must give the Company written notice detailing why the Participant believes a Good Reason event has occurred. The Company shall then have 30 days after its receipt of written notice to cure the items cited in the written notice so that “Good Reason” will have not formally occurred with respect to the event(s) in question.

2.8 “Just Cause” shall mean any one or more of the following:

(a) The Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company, as reasonably determined by the Board in good faith (other than any such failure resulting from the Participant’s incapacity due to any physical or mental illness of the Participant or any such actual or anticipated failure after the Participant’s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties;

(b) The Participant’s willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board in good faith (other than any such failure resulting from the Participant’s incapacity due to any physical or mental illness of the Participant or any such actual or anticipated failure after the Participant’s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties;

(c) The conviction of the Participant by a court of competent jurisdiction (or the entering of a plea of nolo contendere or guilty by the Participant) for a felony crime;

(d) The Participant’s misconduct, fraud or dishonesty that causes material harm or damage to the Company; or

(e) Any unauthorized use or disclosure of confidential information or trade secrets by the Participant.

For purposes of this Section 2.7, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith.

2.9 “Participant” shall mean any employee (including any executive officer) of the Company or any affiliate who has been selected by the Administrator to receive a Retention Bonus, a Sale Bonus and/or a Special Recognition Bonus.

2.10 “Retention Bonus” shall mean a bonus payable to a Participant pursuant to Section 6 of the Plan.

2.11 “Sale Bonus” shall mean a bonus payable to a Participant pursuant to Section 7 of the Plan.

2.12 “Special Bonus Committee” shall mean a committee comprised of Paul N. Clark, John B. Kliewer and Michele Yetman, in each case acting in his or her capacity as a director and/or officer of the Company, or any individual(s) to whom Paul N. Clark, John B. Kliewer and Michele Yetman delegate authority to administer the Plan.

2.13 “Special Recognition Bonus” shall mean a bonus payable to a Participant pursuant to Section 8 of the Plan.

2.14 Specified Interest Rate. “Specified Interest Rate” shall mean a rate equal to 75 basis points over the yield on the Treasury Constant Maturity Series with maturity equal to six months as of the date of the Employee’s Separation from Service, as reported in Federal Reserve Statistical Release H.15.

2.15 “Vested”, when used with reference to an Award shall mean vested and nonforfeitable, as provided in the Plan.

3. Administration.

3.1 Administrator. The Plan shall be administered by the Special Bonus Committee, subject to such limitations as the Compensation Committee deems appropriate. Members of the Special Bonus Committee shall serve for such period of time as the Compensation Committee may determine and shall be subject to removal by the Compensation Committee at any time prior to a Change in Control. Members of the Special Bonus Committee may resign their membership on the Special Bonus Committee at any time by written notice to the Compensation Committee. The Compensation Committee may also at any time prior to a Change in Control terminate the functions of the Special Bonus Committee and assume any or all powers and authority previously delegated to the Special Bonus Committee. Notwithstanding the foregoing, the Compensation Committee, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to executive officers of the Company. The Special Bonus Committee or the Compensation Committee acting in its capacity as the administrator of the Plan shall be referred to herein as the “Administrator.”

3.3 Authority of the Administrator. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. The Administrator has authority to determine, in its sole discretion, the employees who are to be Participants under the Plan, the size of each Award, and all other terms and conditions of each Award that are not inconsistent with the terms of the Plan. The Administrator has authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan.

3.4 Administrator Liability. No member of the Administrator will be personally liable for any action or determination made in good faith by the Administrator with respect to the Plan or any Award granted under the Plan and, to the extent allowable under applicable law, all members of the Administrator shall be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation. All expenses and liabilities which members of the Administrator incur in connection with the administration of the Plan shall be borne by the Company.

4. Eligibility. Only employees of the Company and its affiliates shall be eligible to receive Awards under the Plan. Subject to Section 5, the Administrator may from time to time increase (but not decrease) a Participant’s specified Retention Bonus amount, Sale Bonus amount or Special Recognition Bonus Amount, or designate one or more additional employees of the Company or any affiliate who will be eligible to receive a Retention Bonus, Sale Bonus or Special Recognition Bonus payment in an amount specified by the Administrator at the time of grant.

5. Maximum Aggregate Bonus Pool Amount. In no event shall the amount of all Retention Bonuses, Sale Bonuses, and Special Recognition Bonuses payable under the Plan exceed $13,607,000 in the aggregate.

6. Terms and Conditions of Retention Bonuses.

6.1 Amount. Each Participant shall be eligible to receive a Retention Bonus payment in the amount determined by the Administrator in its sole discretion, subject to the vesting requirements of Section 6.2. Once a Participant is awarded a right to receive a Retention Bonus, the Participant shall be notified in writing of the amount of the potential Retention Bonus payment and such amount shall not be reduced without his or her express written consent.

6.2 Vesting. A Participant shall become Vested in his or her Retention Bonus payment only if:

(a) The Participant remains continuously employed by the Company or one of its affiliates through the expiration of the six-month period immediately following the date of a Change in Control;

(b) The Participant’s employment is terminated by the Company or one of its affiliates without Just Cause during the period commencing on the fifth business day preceding the date of a Change in Control and a Change in Control subsequently occurs;

(c) The Participant’s employment is terminated by the Company or one of its affiliates without Just Cause on the date of a Change in Control or during the six-month period immediately following the date of a Change in Control; or

(d) The Participant resigns from employment with the Company for Good Reason on the date of a Change in Control or during the six-month period immediately following the date of a Change in Control.

In no event shall a Participant be entitled to receive any payment for any Retention Bonus that does not become Vested in accordance with this Section 6.2.

6.3 Form of Payment; Timing. A Participant’s Vested Retention Bonus shall be paid in a lump-sum no later than five business days after the Participant’s Retention Bonus becomes Vested in accordance with Section 6.2.

7. Terms and Conditions of Sale Bonuses.

7.1 Amount. Each Participant shall be eligible to receive a Sale Bonus payment in the amount determined by the Administrator in its sole discretion, subject to the vesting requirements of Section 7.2. Once a Participant is awarded a right to receive a Sale

Bonus, the Participant shall be notified in writing of the amount of the potential Sale Bonus payment and such amount shall not be reduced without his or her express written consent.

7.2 Vesting. A Participant shall become Vested in his or her Sale Bonus payment as of the date of a Change in Control only if:

(a) The Participant remains continuously employed by the Company or one of its affiliates through the date of a Change in Control;

(b) The Participant’s employment is terminated by the Company or one of its affiliates without Just Cause prior to the date of a Change in Control and a Change in Control subsequently occurs; or

(c) The Participant resigns from employment with the Company for Good Reason prior to the date of a Change in Control and a Change in Control subsequently occurs.

In no event shall a Participant be entitled to receive any payment for any Sale Bonus that does not become Vested in accordance with this Section 7.2.

7.3 Form of Payment; Timing. A Participant’s Vested Sale Bonus shall be paid in a lump-sum no later than five business days after the Participant’s Sale Bonus becomes Vested in accordance with Section 7.2.

8. Terms and Conditions of Special Recognition Bonuses.

8.1 Amount. Each Participant shall be eligible to receive a Special Recognition Bonus payment in the amount determined by the Administrator in its sole discretion, subject to the vesting requirements of Section 8.2. Once a Participant is awarded a right to receive a Special Recognition Bonus, the Participant shall be notified in writing of the amount of the potential Special Recognition Bonus payment and such amount shall not be reduced without his or her express written consent.

8.2 Vesting. A Participant shall become Vested in his or her Special Recognition Bonus payment as of the date of a Change in Control only if:

(a) The Participant remains continuously employed by the Company or one of its affiliates through the date of a Change in Control;

(b) The Participant’s employment is terminated by the Company or one of its affiliates without Just Cause prior to the date of a Change in Control and a Change in Control subsequently occurs; or

(c) The Participant resigns from employment with the Company for Good Reason prior to the date of a Change in Control and a Change in Control subsequently occurs.

In no event shall a Participant be entitled to receive any payment for any Special Recognition Bonus that does not become Vested in accordance with this Section 8.2.

8.3 Form of Payment; Timing. A Participant’s Vested Special Recognition Bonus shall be paid in a lump-sum no later than five business days after the Participant’s Special Recognition Bonus becomes Vested in accordance with Section 8.2.

9. Withholding Taxes. The Company shall have the right to withhold all applicable federal, state and local income, employment and excise taxes from any amount payable under the Plan.

10. Nature of Rights. The obligations of the Company under the Plan shall be unsecured and unfunded obligations, and any rights of a Participant under the Plan shall be no greater than that of an unsecured general creditor of the Company and no Participant shall have any right, title or interest in any of the assets of the Company. The benefits to which any Participant becomes entitled under the Plan shall be paid, when due, from the general assets of the Company.

11. Assignment or Transfer of Awards. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, and any other entity that is both an affiliate of the successor and a party to an agreement evidencing a transaction constituting a Change in Control, to expressly assume and agree to perform the obligations of the Company under the Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of the terms of the Plan and shall entitle the Participant to terminate his or her employment and receive compensation from the Company in the same amount and on the same terms to which the Participant would be entitled hereunder if the Participant terminated his or her employment for Good Reason on or after the effective date of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Participant’s termination of employment. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in the Plan and any successor to its business and/or assets as aforesaid. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except by will or the laws of descent and distribution.

12. No Employment Rights. Nothing in the Plan shall confer upon any Participant any right to continue in the employ or service of the Company or its affiliates for any period of time or interfere with or restrict in any way the rights of the Company or any of its affiliates employing or retaining such Participant or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment or service at any time for any reason, with or without cause and with or without advance notice, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any of its affiliates.

13. Duration and Amendments.

13.1 Term of the Plan. The Plan shall be effective upon its adoption by the Compensation Committee (the “Effective Date”) and shall continue in effect until all obligations hereunder have been satisfied; provided, that in the event a Change in Control has not occurred on or prior to December 31, 2007, the Plan and any and all Awards granted hereunder shall be null and void and without further force or effect, and no consideration shall be payable by the Company or its affiliates in respect thereof.

13.2 Amendment, Suspension or Termination. Subject to Section 6.1, Section 7.1 and Section 8.1, the Administrator may from time to time amend, suspend, or terminate the Plan in any way it determines to be advisable; provided, however, that in no event shall any such amendment, suspension or termination of the Plan adversely affect the rights of a Participant without his or her consent, except as otherwise provided in Section 12.1.

14. Captions. The captions in the Plan are not part of the provisions hereof and are merely for the purpose of reference and shall have no force or effect.

15. Governing Law. The Plan shall be administered, interpreted and enforced under the internal laws of the State of Washington, without giving effect to the conflicts of law principles thereof.

16. Internal Revenue Code Section 409A. To the extent applicable, the Plan shall be interpreted so as not to subject any payment to tax under Section 409A(a)(1) of the Code in accordance with Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other such guidance that may be issued after the Effective Date (“Guidance”). To the extent that the Company determines in good faith that any compensation or benefits payable under the Plan are subject to Section 409A of the Code, the Plan shall incorporate the terms and conditions required so as to avoid taxation under Section 409A(a)(1) of the Code; however, notwithstanding any provision of the Plan to the contrary (including, without limitation, Section 12.2), in the event that following the Effective Date the Company determines in good faith that any compensation or benefits payable under the Plan may be subject to additional taxation under Section 409A(a)(1) of the Code pursuant to the Guidance or otherwise, the Administrator may adopt such amendments to the Plan or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to exempt the compensation and benefits payable under the Plan from additional taxation under Section 409A(a)(1) of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to the Plan; provided, however, that in no event shall the Company have any right to eliminate or reduce the amount of a Participant’s Retention Bonus. Sale Bonus or Special Recognition Bonus and in the event of any delay in payments beyond the date provided for pursuant to the terms of this Plan (determined without regard to this Section 16), the Participant shall also be entitled to receive interest on such delayed payment at the Specified Interest Rate from the date such payment would otherwise have been payable pursuant to the terms of this Agreement (determined without regard to this Section 16) through the expiration of the period ending five days prior to the date the delayed payment is made.

17. Effect on Other Agreements. The Participant’s rights hereunder shall be in addition to any rights the Participant may otherwise have under all benefit plans or agreements of the Company or its affiliates to which the Participant is a party or in which the Participant is a participant, including, but not limited to, any employee benefit plans, bonus plans and equity incentive plans. The provisions of the Plan shall not in any way abrogate the Participant’s rights under such other plans and agreements.

18. Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

* * * * *

I hereby certify that the foregoing ICOS Corporation Retention, Sale and Special Recognition Bonus Plan was duly adopted by the Compensation Committee of the Board of Directors of ICOS Corporation as of the date first above written.

Executed on this      day of                      2006.

By:
Title:	Secretary